Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

VOIS INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being a Director and the Chief Executive Officer of VOIS Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST: The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 18, 2009 (Document No. P09000025213), and Amendments were filed with the Secretary of State of Florida on June 18, 2009, July 2, 2009, October 29, 2009, November 3, 2010, November 23, 2010 and May 17, 2013 (collectively, the “Articles of Incorporation”).

SECOND: This amendment to the Articles of Incorporation was approved and adopted on August 13, 2013, by all of the Directors of the Corporation and shareholders owning a majority of the Corporation’s common stock. To effect the foregoing, the text of Article IV of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

“ARTICLE IV

CAPITAL STOCK

A. The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Five Billion Ten Million (5,010,000,000) shares, of which:

(i)	Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.001 par value. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.
(ii)	Five Billion (5,000,000,000) shares shall be designated Common Stock, $0.001 par value. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders and shall be eligible for dividends when, and if, declared by the Board of Directors.”

THIRD: The foregoing amendment was adopted by all of the Directors and the holders of a majority of the Common Stock of the Corporation pursuant to the Florida Business Corporation Act on August 23, 2013. Therefore, the number of votes cast for the amendment to the Corporation’s Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 23rd day of August, 2013.

VOIS INC.

By: /s/ Kerry Driscoll
Name: Kerry Driscoll
Its: Chief Executive Officer